Exhibit 16.1

February 19, 2010

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for China Shuangji Cement Ltd (the “Company”.  We have read the Company’s disclosure set forth in Item 4.02 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated January 4, 2010 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Robert G Jeffrey, Certified Public Accountants.

Sincerely,

/s/ Robert G. Jeffrey
Name: Robert G. Jeffrey
Title: Partner

Robert G Jeffrey, Certified Public Accountants